EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 24, 2020—Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three and six months ended June 30, 2020.

(in thousands, except share and per share data)

Net income for the three months ended June 30, 2020 was $1,462, or $0.26 per share-basic and diluted, an increase of $91 from net income of $1,371, or $0.28 per share-basic and diluted for the same quarter in 2019. The majority of the increase relates to an increase in net interest income and non-interest income partially offset by additional provision for loan losses and non-interest expense.

In light of the ongoing events surrounding the COVID-19 pandemic, the Company is continually assessing the effects of the pandemic to its employees, customers and communities. In March 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted. The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation, and the Company has been working diligently to help support its customers through the SBA Paycheck Protection Program, loan modifications, deferrals and fee waivers for early withdrawal of certificates of deposit due to hardship. While the ultimate impact of the crisis can’t be accurately predicted at this point, the Company is well-capitalized and has the financial stability to continue to serve its customers and communities during this unprecedented time.

Net interest income for the second quarter of 2020, after the provision for loan losses, was $7,728, approximately 30.1% higher than the same period in 2019. The provision for loan losses for the three months ended June 30, 2020 was $622 compared to a provision for loan losses of $265 for the same period in 2019. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including, but not limited to, the government shutdown of the local and national economy in March of 2020 due to the COVID-19 pandemic, the continued uncertainty surrounding the pandemic for the Company and our customers, increased risks related to certain industry sectors such as restaurants, hotels and retail businesses and an overall increase in the loan portfolio when compared to the same quarter in 2019. The net interest margin (“NIM”) was 2.60% for the second quarter of 2020 compared to 2.65% for the same period in 2019. The decrease in NIM was mainly attributable to funding $48,821 in PPP loans at a 1% yield. The impact of these lower yielding loans was partially offset by rates paid on interest bearing liabilities declining faster than yields on earning assets.

Non-interest income increased in the second quarter of 2020 by $397, or 19.2%, while non-interest expenses increased $2,021, or 32.0%, compared to the same period in 2019. The increase in non-interest income was mainly the result of an increase in mortgage loan origination income due to a decrease in long-term mortgage rates coupled with gains from the sale of investment securities. Non-interest expense increased due to an increase in salaries and employee benefits, occupancy expense and other non-interest expenses primarily related to the merger with Charter Bank in the 4th quarter of 2019.

Net income for the six months ended June 30, 2020 increased 0.9% to $2,622, or $0.47 per share-basic and diluted, from $2,598, or $0.53 per share-basic and diluted, for the six months ended June 30, 2019.

Net interest income for the six months ended June 30, 2020, after the provision for loan losses, increased 23.8% to $14,799 from $11,956 for the same period in 2019. NIM for the six months ended June 30, 2020, increased to 2.74% from 2.69% in the same period in 2019. The provision for loan losses for the six months ended June 30, 2020 was $936 compared to $460 in 2019. The increase in the provision for loan losses was discussed previously.

Non-interest income increased by $732, or 17.8%, and non-interest expense increased by $3,449, or 26.6%, for the six months ended June 30, 2020 when compared to the same period in 2019. The increase in non-interest income and non-interest expense was discussed previously.

Total assets as of June 30, 2020 increased to $1,402,224, an increase of $206,790, or 17.3%, when compared to $1,195,434 at December 31, 2019. Deposits increased by $176,352, or 19.6%, and loans, net of unearned income, increased by $59,217, or 10.3%, when compared to December 31, 2019. Non-performing assets increased by $3 to $15,805 at June 30, 2020 as compared to $15,802 at December 31, 2019, due to an increase in loans 90 days or more past due and still accruing and other real estate owned partially offset by a decrease in non-accrual loans.

During the six months ended June 30, 2020, the Company paid dividends totaling $0.48 per share or $2,681 compared to $0.48 per share or $2,356 for the same period in 2019.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Six Months Ending
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
INTEREST INCOME
Loans, including fees	$7,632	$7,480	$5,830	$15,112	$11,280
Investment securities	2,464	1,997	2,739	4,461	5,437
Other interest	31	232	82	263	317

	10,127	9,709	8,651	19,836	17,034

INTEREST EXPENSE
Deposits	1,612	1,969	1,917	3,581	3,645
Other borrowed funds	165	355	528	520	973

	1,777	2,324	2,445	4,101	4,618

NET INTEREST INCOME	8,350	7,385	6,206	15,735	12,416

PROVISION FOR LOAN LOSSES	622	314	265	936	460

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,728	7,071	5,941	14,799	11,956

NON-INTEREST INCOME
Service charges on deposit accounts	668	1,049	1,046	1,717	2,143
Other service charges and fees	871	773	770	1,644	1,453
Other non-interest income	931	559	257	1,490	523

	2,470	2,381	2,073	4,851	4,119

NON-INTEREST EXPENSE
Salaries and employee benefits	4,307	4,435	3,470	8,742	7,016
Occupancy expense	2,036	1,659	1,410	3,695	2,832
Other non-interest expense	2,001	1,973	1,443	3,974	3,114

	8,344	8,067	6,323	16,411	12,962

NET INCOME BEFORE TAXES	1,854	1,385	1,691	3,239	3,113

INCOME TAX EXPENSE	392	225	320	617	515

NET INCOME	$1,462	$1,160	$1,371	$2,622	$2,598

Earnings per share—basic	$0.26	$0.21	$0.28	$0.47	$0.53

Earnings per share—diluted	$0.26	$0.21	$0.28	$0.47	$0.53

Dividends Paid	$0.24	$0.24	$0.24	$0.48	$0.48

Average shares outstanding—basic	5,580,340	5,579,381	4,897,970	5,573,515	4,895,265

Average shares outstanding—diluted	5,583,789	5,581,411	4,900,891	5,576,339	4,897,962

	For the Period Ended,
	June 30,	March 31,	December 31,
	2020	2020	2019
Period End Balance Sheet Data:
Total assets	$1,402,224	$1,216,111	$1,195,434
Total earning assets	1,308,683	1,124,671	1,105,103
Loans, net of unearned income	636,196	576,979	577,067
Allowance for loan losses	4,257	3,816	3,755
Total deposits	1,075,348	925,888	898,996
Short-term borrowings	—	—	—
Long-term borrowings	—	5	6
Shareholders’ equity	119,369	118,744	112,800
Book value per share	$21.37	$21.28	$20.22

Period End Average Balance Sheet Data:
Total assets	$1,267,163	$1,202,483	$1,164,570
Total earning assets	1,173,734	1,109,562	1,068,683
Loans, net of unearned income	596,555	574,749	561,483
Total deposits	964,224	918,571	929,598
Short-term borrowings	28	56	2,096
Long-term borrowings	4	5	10
Shareholders’ equity	116,096	112,945	96,295

Period End Non-performing Assets:
Non-accrual loans	$10,790	$11,941	$11,993
Loans 90+ days past due and accruing	657	14	257
Other real estate owned	4,358	3,643	3,552

	As of
	June 30,	March 31,	December 31,
	2020	2020	2019
Year to Date Net charge-offs as a percentage of average net loans	0.07%	0.04%	0.03%

Year to Date Performance Ratios:
Return on average assets(1)	0.41%	0.39%	0.51%
Return on average equity(1)	4.52%	4.11%	6.13%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.74%	2.72%	2.77%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com